For Immediate Release
April 27, 2004
Telephone: 609-561-9000
Investor Relations Contact: Stephen Clark x4260
Public Relations Contact: Joanne Brigandi x4240

                          SJI Announces Record Earnings
            Produces 7% Increase in Income from Continuing Operations
                Reports Substantially Strengthened Balance Sheet

[Folsom, NJ] --South Jersey Industries (NYSE: SJI) today reported record earnings from continuing operations for the first quarter of 2004 of $24.5 million up from first quarter 2003 results of $22.8 million. "Strong first quarter performance confirms the effectiveness of our strategies and the commitment of our employees," said SJI CEO Edward Graham. "The consistent, sustained improvement of SJI's operating performance has enabled us to substantially strengthen our balance sheet, ensuring the strength, safety and reliability that our investors and our customers expect." The equity added to SJI's balance sheet from additional shares of common stock sold over the past year resulted in earnings per share of $1.82 from continuing operations for the first quarter of 2004 compared with $1.85 for the first quarter of 2003. "Following a strong first quarter SJI is well positioned to meet its goal of producing 6% to 7% earnings per share growth for 2004," noted Graham.

Highlights For First Quarter 2004 Include:
Non-Utility Income Contribution Up 10% Percent: Earnings from non-utility operations increased to $3.8 million for the first quarter of 2004, up from $3.4 million in the same quarter last year. Performance benefited from the following:


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o        Marina Energy delivered $900,000 to SJI's bottom line. This represents an $800,000 increase compared with the first quarter of 2003. Marina's thermal energy plant serving the Borgata Resort in Atlantic City, N.J., accounted for most of the improvement. That facility became operational in the third quarter of last year. Marina currently operates three other projects and all were positive contributors to the earnings improvement.
o        South Jersey Energy's income rose 25%. SJE benefited from:
        >> Strong customer growth in its retail gas marketing activities during the past year. Total customers rose 14% to almost 94,000 as of March 31, 2004 from 83,000 at the comparable point in 2003.
        >> Retail electric marketing activities that began in the second quarter of last year contributed over $350,000 in the first quarter of 2004.
         In both its gas and electric marketing businesses, SJE fully hedges its transactions to avoid commodity price risk.
o South Jersey Resources Group posts a first quarter profit and remains on pace to meet its 2004 performance target. Existing gas contracts will add significantly to income in the second and third quarters of 2004. First quarter comparative result were impacted by a change in accounting requirements, resulting from FASB's rescission of EITF 98-10 that dealt with the accounting treatment of energy contracts. The change provided a $400,000 expense reduction in the first quarter of 2003 that was treated as a cumulative effect of an accounting change. Like SJE, SJRG fully hedges its gas transactions to avoid commodity price risk.

Utility Business Produces Strong Performance: Income at South Jersey Gas rose $1.3 million, or 7%, to $20.7 million in the first quarter compared with $19.4 million in 2003.

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Key contributing factors were:
o SJG added 8,277 customers to its customer base since March 2003. Our 2.8% customer growth rate continues to be well above the national average of 1.8%. We continue to believe that customer growth will approach 3% for the full year 2004.
o Interest expense decreases by $460,000. SJG benefited in the first quarter of 2004 from actions taken in 2003 to refinance $75 million of interest bearing securities with lower-cost debt. Also helping were lower short-term interest rates and lower outstanding total debt.

SJI Completes Actions to Strengthen Balance Sheet: Year-to-date SJI has raised a total of $18.4 million of equity through its dividend reinvestment plan (DRP). Of that total, $11.7 million was raised in the first quarter of 2004 and the remainder was added to equity at the beginning of April 2004. This was in addition to $36.2 million raised through the DRP in 2003. Consequently, SJI's equity ratio (the percentage of equity capital to total capital) improved from 41% at March 31, 2003 to 49% at March 31, 2004. We took this step to ensure that SJI remains the safe, strong and reliable investment that our shareholders expect and to maintain the financial flexibility necessary to seize the many growth opportunities present at SJI's utility and non-utility operations. The impact of increasing the number of SJI shares outstanding by 1,263,000 over the last year is evident in the comparison of first quarter 2004 and 2003 earnings per share results. As of April 2004, SJI is at our target equity capitalization level.

Webcast and Conference Call Details
         South Jersey Industries President and CEO, Edward J. Graham, will be hosting an open conference call and webcast to discuss the company's first quarter 2004 earnings on Tuesday, April 27, 2004 at 11:00 a.m. EDT. To participate in the conference call,

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dial 1-800-901-5213, approximately 10 minutes ahead of the scheduled time, provide the pass code of 44433970.

         To listen to a live webcast, simply visit the South Jersey Industries website at HTTP://WWW.SJINDUSTRIES.COM, click Investors and then click the webcast icon. A recorded version of the webcast will be available at SJI's website following the call. A rebroadcast of the conference call will also be available by calling 1-888-286-8010 and entering the code: 15048766. SJI encourages shareholders, media and members of the financial community to attend the conference call and/or listen to the webcast.

Forward-Looking Statements
         This news release contains forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important factors that are described in SJI's most recent report on SEC Form 10-K. SJI assumes no duty to update these statements should actual events differ from expectations.

         South Jersey Industries (NYSE: SJI) is an energy services holding company for South Jersey Gas, South Jersey Energy, South Jersey Resources Group, and Marina Energy. Visit HTTP://WWW.SJINDUSTRIES.COM for more information about SJI and its subsidiaries.

                                    ###







SOURCE:         DAVID A. KINDLICK                                  609-561-9000
                STEPHEN H. CLARK
COMPANY NAME:   SOUTH JERSEY INDUSTRIES, INC.
MARKET:         N
STOCK SYMBOL:   SJI


                 SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
                         COMPARATIVE EARNINGS STATEMENTS
                    (In Thousands Except for Per Share Data)
                                    UNAUDITED
                                                        Three Months Ended
                                                             March 31,
                                                  ------------------------------
                                                       2004             2003
                                                  --------------  --------------
Operating Revenues:
      Utility                                     $    195,278    $     216,139
      Nonutility                                       110,196           63,686
                                                  --------------  --------------

         Total Operating Revenues                      305,474          279,825
                                                  --------------  --------------
Operating Expenses:
      Cost of Gas Sold - Utility                       131,391          155,068
      Cost of Sales - Nonutility                       100,989           56,216
      Operation and Maintenance                         22,769           19,533
      Energy and Other Taxes                             4,872            5,114
                                                  --------------  --------------

Operating Income                                        45,453           43,894
                                                  --------------  --------------
Other Income and Expense:
      Equity in Affiliated Companies                       156              187
      Other                                                721             (116)
                                                  --------------  --------------

         Total Other Income and Expense                    877               71
                                                  --------------  --------------
Interest Charges  *                                      4,961            4,749

Income Taxes                                            16,910           16,379
                                                  --------------  --------------

Income from Continuing Operations                       24,459           22,837

Discontinued Operations  -  Net                           (140)            (149)

Cumulative Effect of a Change in
  Accounting Principle - Net                                -              (426)
                                                  --------------  --------------

Net Income Applicable to Common Stock             $     24,319    $      22,262
                                                  ==============  ==============

Basic Earnings Per Common Share (Based on
  Average Basic Common Shares Outstanding):
      Continuing Operations                       $       1.83    $        1.86
      Discontinued Operations  - Net                     (0.01)           (0.01)
      Cumulative Effect of a Change in
        Accounting Principle - Net                          -             (0.03)
                                                  --------------  --------------

Basic Earnings Per Common Share                   $       1.82    $        1.82
                                                  ==============  ==============

Average Common Shares Outstanding - Basic               13,392           12,245

Diluted Earnings Per Common Share (Based on
  Average Diluted Common Shares Outstanding):
      Continuing Operations                       $       1.82    $        1.85
      Discontinued Operations  - Net                     (0.01)           (0.01)
      Cumulative Effect of a Change in
        Accounting Principle - Net                          -             (0.03)
                                                  --------------  --------------

Diluted Earnings Per Common Share                 $        1.81   $        1.81
                                                  ==============  ==============

Average Common Shares Outstanding - Diluted              13,461          12,327


                                                        Twelve Months Ended
                                                              March 31,
                                                  ------------------------------
                                                        2004           2003
                                                  ---------------  -------------
Operating Revenues:
      Utility                                     $    466,817    $     460,078
      Nonutility                                       255,652          147,842
                                                  --------------  --------------

         Total Operating Revenues                      722,469          607,920
                                                  --------------  --------------

Operating Expenses:
      Cost of Gas Sold - Utility                       308,786          310,966
      Cost of Sales - Nonutility                       229,765          132,110
      Operation and Maintenance                         92,728           78,887
      Energy and Other Taxes                            11,788           12,077
                                                  --------------  --------------

Operating Income                                        79,402           73,880
                                                  --------------  --------------

Other Income and Expense:
      Equity in Affiliated Companies                       755              964
      Other                                                973              492
                                                  --------------  --------------

         Total Other Income and Expense                  1,728            1,456
                                                  --------------  --------------

Interest Charges  *                                     20,828           20,071

Income Taxes                                            24,127           22,734
                                                  --------------  --------------

Income from Continuing Operations                       36,175           32,531

Discontinued Operations  -  Net                           (765)            (541)

Cumulative Effect of a Change in
  Accounting Principle - Net                              -                (426)
                                                  --------------  --------------

Net Income Applicable to Common Stock             $     35,410    $      31,564
                                                  ==============  ==============

Basic Earnings Per Common Share (Based on
  Average Basic Common Shares Outstanding):
      Continuing Operations                       $       2.82    $        2.68
      Discontinued Operations  - Net                     (0.06)           (0.05)
      Cumulative Effect of a Change in
        Accounting Principle - Net                       -                (0.03)
                                                  --------------  --------------

Basic Earnings Per Common Share                   $       2.76    $        2.60
                                                  ==============  ==============

Average Common Shares Outstanding - Basic               12,846           12,121

Diluted Earnings Per Common Share (Based on
  Average Diluted Common Shares Outstanding):
      Continuing Operations                       $       2.80    $        2.66
      Discontinued Operations  - Net                     (0.06)           (0.04)
      Cumulative Effect of a Change in
        Accounting Principle - Net                       -                (0.03)
                                                  --------------  --------------

Diluted Earnings Per Common Share                 $       2.74    $        2.59
                                                  ==============  ==============

Average Common Shares Outstanding - Diluted             12,942           12,211

* Net of rate recovery of carrying costs on certain unrecovered fuel and environmental remediation expenses.